UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Cambridge Heart, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Ali Haghighi-Mood

President and CEO

May 2008

Dear Cambridge Heart Shareholders:

The year 2007 was a challenging one for Cambridge Heart. Although we achieved significant milestones particularly in increasing the awareness of Microvolt T-Wave Alternans (MTWA) in the Cardiac Rhythm Management (CRM) space, the Company’s financial performance fell short of our expectations. We have responded to this situation with sweeping strategic changes in 2008, particularly in our go-to-market approach, which we believe will ultimately yield meaningful revenue growth and a dissemination of our technology in the marketplace. These changes represent an exciting new effort for Cambridge Heart — one that we believe will ultimately mean increased value for our shareholders.

Not only have we made progress in establishing MTWA as one of the most powerful non-invasive tools for predicting sudden cardiac death over the past couple of years, but we also achieved significant corporate milestones in 2007. Financially, revenue and sensor volume grew 36% and 23%, respectively, over 2006. These increases, coupled with reductions in material costs, helped us to improve gross profit by approximately 5 percentage points. Total revenue grew from $7,437,600 in 2006 to $10,106,408 in 2007, and revenue from our Alternans products increased 43% to $8,910,200 from $6,246,351 in 2006.

We entered into a co-marketing agreement with St. Jude Medical in the first quarter of 2007 whereby St. Jude Medical exclusively sold our products to cardiologists and electrophysiologists in North America, and Cambridge Heart’s sales force sold into the general practitioner and internal medicine markets. Thereafter, the agreement was expanded to allow St. Jude Medical and Cambridge Heart to sell into all physician markets. In the fourth quarter of 2007, we transitioned more of the selling process to the St. Jude Medical sales team. During that period, we faced several challenges, including competing interests within the St. Jude Medical sales organization related to new product launches and a competitor recall. Consequently, sales trended down, and, as we previously reported, the trend continued into 2008. Although we did not achieve the expected financial goals through our collaborative efforts with St. Jude Medical, we significantly increased our visibility and acceptance of MTWA technology as an integral part of the CRM space through this relationship.

In 2007, the results of the ALPHA study, the largest trial of MTWA in patients with non-ischemic cardiomyopathy to date, were presented in preliminary form during the Late-Breaking Clinical Trials forum at the American College of Cardiology 2007 Scientific Sessions in March and later were published in the Journal of the American College of Cardiology. The results indicated that patients with an abnormal MTWA test were four times more likely to experience a life-threatening arrhythmia or cardiac death than patients with a normal test. The 12-month negative predictive value of the test was reported to be 98.7%, indicating that patients with a negative test result are at very low risk of sudden cardiac death.

Also in 2007, the results from the MASTER I Trial were presented as a late-breaking clinical trial during the 2007 Scientific Session of The American Heart Association (AHA). The MASTER I Trial, which was sponsored by Medtronic, Inc., was a prospective multi-center non-randomized study designed to evaluate the ability of MTWA to predict the risk of a life-threatening cardiac arrhythmia. The results of this study were not consistent with the findings of prior studies. Our analysis and that of many experts indicate that the MASTER trial was limited by its choice of primary endpoint—a composite of arrhythmic episodes and appropriate ICD shocks. ICD shocks, which dominated the endpoint in the MASTER trial, have been shown to be a poor surrogate for sudden cardiac death.

Our analysis was later validated by the results of an extensive meta-analysis of recent MTWA studies presented at the Heart Rhythm Society 2008 Scientific Sessions. The study analyzed fourteen recent trials, which collectively enrolled

Cambridge Heart, Inc. ¡ 100 Ames Pond Drive ¡ Tewksbury, MA 01876

Phone: 978-654-7600 ¡ Fax: 978-654-4501

www.cambridgeheart.com

approximately 6,000 patients. The results showed that MTWA is a highly accurate predictor of arrhythmic events in those studies that enrolled few patients with implantable defibrillators and used mainly sudden cardiac death or sustained arrhythmias as the primary endpoint.

We also saw positive developments on the reimbursement front. In February 2008, Premera Blue Cross expanded its coverage policy to include MTWA testing. Currently, we estimate that 80% of patients who can reasonably benefit from MTWA testing are covered under either Medicare or a private payer providing reimbursement for our MTWA test. In August 2007, based on a request by GE, the Centers For Medicare & Medicaid Services (CMS) reopened the MTWA National Coverage Determination (NCD) to consider inclusion of the Modified Moving Average method (MMA). After a nine-month evaluation of the relevant clinical evidence and consideration of public comments, CMS found insufficient evidence to include coverage for the MMA method. Medicare reimbursement policy, therefore, remains exclusive to Cambridge Heart’s patented spectral technology and disallows MTWA testing using any other method.

This CMS decision was extremely important for Cambridge Heart because it reaffirms the unique clinical utility of our test. Furthermore, it is significant that other methodologies have thus far been unsuccessful in attempts to enter the MTWA testing market with a Medicare reimbursed offering. We see these attempts as validation of our marketplace and confirmation that MTWA will play an important role in the future of cardiac diagnostics.

While MTWA technology continues to prove its value to physicians and patients as a life-saving tool, the capital outlay required to acquire the technology has proven to be a significant obstacle. The clinical and economic benefits of MTWA testing extend to many constituents in the healthcare delivery pathway. However, the financial burden is disproportionately carried by the practice acquiring the technology. We realized the need to better align the economic interests and strategic goals of the Company with those of our customers. Therefore, in May 2008, we launched the new technology placement program which allows physician to acquire our technology for a quarterly fee.

In order to implement this new business model, we reached an agreement in principle with St. Jude Medical, subject to execution of a final definitive agreement, to amend our co-marketing agreement to enable Cambridge Heart to move forward with the new placement program and to assume full sales responsibility. We feel that the best way to rapidly penetrate the market is to use a dedicated and focused capital equipment sales force. We look forward to continued collaboration with St. Jude Medical to promote our technology, support existing customers and identify new opportunities.

To best implement our new placement program, we are taking significant steps in the coming weeks, starting with a complete review of our sales tools and capabilities to be sure we have sufficient resources in place to be successful in this new direct placement sales and marketing initiative. These reviews are ongoing and we will be closely monitoring our progress in the near future to be sure we are on the right track. In addition, we are in the process of broadening the scope of our sales outreach to cardiologists and the general medical community.

The launch of our new placement program represents a brand new day for Cambridge Heart. We firmly believe this is the opportunity for our Company to offer the best solution for physicians to better identify patients at highest risk of sudden cardiac death and to ensure delivery of appropriate therapy. We are all energized by this new effort, and we look forward to reporting back on the progress we make in the very near future.

On behalf of everyone at Cambridge Heart, I would like to thank all of our shareholders for supporting us.

Respectfully,

Ali Haghighi-Mood

Cambridge Heart, Inc. ¡ 100 Ames Pond Drive ¡ Tewksbury, MA 01876

Phone: 978-654-7600 ¡ Fax: 978-654-4501

www.cambridgeheart.com